UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2017

K12 Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 483-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Election of the Honorable Aida M. Alvarez as a Director of the Company

On April 12, 2017 (the “Effective Date”), Aida M. Alvarez was appointed to the Board of Directors (the “Board”) of K12 Inc. (the “Company”) to fill an existing vacancy on the Board. Ms. Alvarez was also appointed to serve as a member of the Audit Committee. There are no arrangements or understandings between Ms. Alvarez and any other person pursuant to which Ms. Alvarez was appointed a director of the Company. Ms. Alvarez will serve as a director of the Company until the next annual meeting of stockholders of the Company and until her successor is elected and qualified or until her death, retirement, resignation or removal.

Ms. Alvarez will be compensated in accordance with the Company’s non-employee director compensation policy in effect from time to time.  Based on the Company’s current policy, Ms. Alvarez will receive an annual award of restricted stock equivalent to $100,000 (prorated for the period between the Effective Date and December 31, 2017, based on the number of days in such period divided by 365).  Ms. Alvarez will also receive, on a prorated basis, an annual cash retainer of $60,000, paid in quarterly installments at the end of each quarter, for her service as a member of the Board and, on a pro rata basis, an additional annual cash retainer of $10,000 paid in quarterly installments at the end of each quarter, for her service on the Audit Committee.

Item 7.01 Regulation FD Disclosure.

On April 13, 2017, the Company issued a press release announcing the appointment of Ms. Alvarez to the Board of Directors of the Company. A copy of this press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. 99.1 - Press release of K12 Inc., dated April 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

April 13, 2017	By:	/s/ Howard D. Polsky
Name: Howard D. Polsky
Title: General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release of K12 Inc., dated April 13, 2017